Exhibit 10.4

The Smart Timing ChoiceTM

June 14, 2016

Subject: Amendment to Terms of Employment letter

Dear Rajesh,

This letter is to memorialize our agreement to amend your New Terms of Employment letter dated October 21, 2014 (the “Letter”). At page 3 of the Letter, the following language “The Company agrees, however, that regardless of your employment status, you will remain in an advisory capacity to provide advisory services of not more than 10 hours each month through December 2018” shall be amended and replaced with “MegaChips and the Company agree, however, that regardless of your employment status, you will remain in an advisory capacity to provide advisory services of not more than 10 hours each month through June 30, 2020 to either MegaChips or Company at the option of MegaChips.”

All other terms in the Letter remain unchanged.

To confirm your agreement to this amendment to the Letter, please review, sign and return a copy of this amendment.

Sincerely,

/s/ Akira Takata
Akira Takata
Chief Executive Officer, MegaChips Corporation

I have read and agree to the above amendment to my New Terms of Employment letter dated October 21, 2014. I further understand that my employment with SiTime remains at-will.

/s/ Rajesh Vashist	6/21/16
Rajesh Vashist	Date

990 Almanor Avenue, Sunnyvale, CA 94085, USA   408.328.4400 (Main)   408.328.4439 (Fax)   www.sitime.com